Exhibit 10.1
119 Standard Street
El Segundo, CA 90245

April 29, 2019

Teri L. Witteman
[Address]

Dear Teri,
Beyond Meat, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.    Position. You will start in a full-time, exempt position as the Company’s General Counsel & Secretary, and you will report to Ethan Brown, the Company’s Chief Executive Officer. This offer, and your commencement of employment with the Company, is contingent upon the registration statement registering shares of Company Common Stock in connection with the Company’s initial public offering being declared effective by the Securities and Exchange Commission. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.    TriNet HR Corporation. The Company’s benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at the Company.
3.    Compensation and Employee Benefits.
(a)    Base Salary. Your initial base salary will be $300,000.00 per year, payable on the Company’s regular payroll dates.
(b)    Annual Bonus. You will be eligible to participate in the Company’s Executive Incentive Bonus Plan, with the target amount of your bonus for the 2019 calendar year equal to 50% of your base salary, pro-rated based on the date you commence employment with the Company. The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will determine in its sole and absolute discretion whether you have earned a bonus for each calendar year, including whether any applicable performance objectives have been met and the amount of the bonus.
(c)    Severance. Like other Company executives, you will be eligible for severance pursuant to the terms of the enclosed Executive Change in Control Severance Agreement.
(d)    Equity. In addition to the stock option described in section 5 below, you will be eligible for additional equity grants under the Company’s 2018 Equity Incentive Plan (as such plan may be amended and restated from time to time, the “Plan”). The Compensation Committee will consider such additional equity grants at least annually in connection with its’ review of executive compensation described in section 3(f) below.
(e)    Benefits. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary enclosed with this letter. In addition to Company holidays, you will be entitled to 20 days of Paid Time-Off (PTO).
(f)    Annual Review. The Compensation Committee will review your compensation, along with the compensation provided to the Company’s other executives, at least annually.
4.    Background Check. Like all Company employees, your employment is subject to a background check. As a condition of your employment with the Company, you are required to sign the Company’s enclosed background check consent form.
5.    Stock Options.  Subject to the approval of the Company’s Board of Directors, you will be granted an option (“Option”) to purchase 250,000 shares of the Company’s Common Stock.  The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option agreement, which you will be required to sign.  25% of the total number of shares subject to the Option will vest and become exercisable on the 12-month anniversary of the date you commence employment with the Company and 1/48th of the total number of shares subject to the Option will vest and become exercisable in monthly installments thereafter, subject to your continuous service through each vest date, as described in the applicable stock option agreement.  The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors.
6.    Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

7.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
8.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
9.    Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding, and any other deductions required by applicable law.
10.    Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
[Signature Page Follows]

If you wish to accept this offer, please sign, date and return this letter to the Company, along with the enclosed Executive Change in Control Severance Agreement and Confidential Information and Invention Assignment Agreement, on or before Wednesday, May 1, 2019. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on Wednesday, May 1, 2019. We look forward to having you join us!
Very truly yours,

BEYOND MEAT, INC.
By: /s/ Ethan Brown
(Signature)
Name: Ethan Brown
Title: Chief Executive Officer

ACCEPTED AND AGREED:
Teri Witteman
/s/ Teri Witteman
(Signature)
4/30/2019
Date
Anticipated Start Date: May 20, 2019